Exhibit 99.1

MEMORANDUM

TO:	Certain Holders of Mediacom Stock Options and Restricted Stock Units

FROM:	Joe Michulski, Senior Director, Corporate Finance

DATE:	November 18, 2010

RE:	Mediacom Stock Options and Restricted Stock Units (“RSUs”)

Mediacom Communications Corporation (“Mediacom” and with its subsidiaries, the “Company”) announced on November 15, 2010, that it has entered into a definitive merger agreement with Rocco B. Commisso and an entity created by Mr. Commisso. Upon consummation of the merger, all of the outstanding shares of Mediacom common stock not owned by Mr. Commisso will convert into $8.75 per share in cash. Mediacom will then be a private company, 100% owned by Mr. Commisso, and its common stock will no longer trade on the Nasdaq Stock Market.
The Q&A below may be helpful to you as a holder of Mediacom Stock Options and/or RSUs.
Please note that there is no certainty that the merger will be consummated. If the merger does not take place, Mediacom will remain a public company and the Stock Options and RSUs held by employees will continue to represent the right to receive shares of Mediacom Class A common stock, subject to the terms of the underlying agreements.
What happens between now and closing of the Merger?
Consummation of the merger is subject to numerous conditions and is expected to be completed in the first half of 2011 (the “Closing Date”). Until the Closing Date, (i) the vesting of Stock Options and RSUs will continue to take place in accordance with the terms of the underlying agreements, and (ii) provided that you comply with any applicable laws and Mediacom’s policies regarding insider trading, you are free to (1) sell any shares of Mediacom common stock you receive upon exercise of your vested Stock Options and (2) sell any shares of Mediacom common stock you receive upon the vesting of your RSUs.
What happens to Stock Options on the Closing Date of the Merger?
Each outstanding Stock Option that has an exercise price which equals or exceeds $8.75 per share will be canceled on the Closing Date without any cash payment to the holder of such option.
Each outstanding Stock Option that has an exercise price which is less than $8.75 per share will be canceled on the Closing Date and converted into an obligation of Mediacom to make cash payment as follows:

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Vested Stock Options
To the extent you have Stock Options that are vested as of the Closing Date, promptly thereafter you will receive a cash payment equal to the product of (x) the number of shares of Mediacom common stock underlying the vested Stock Options multiplied by (y) the excess of $8.75 over the exercise price per share (also known as the option price per share) of such Stock Options, subject to applicable tax withholding.
To illustrate: Assume at the Closing Date you held vested Stock Options that were exercisable into 2,000 shares of common stock at an exercise price of $6.94 per share. You would receive promptly after the Closing Date a cash payment equal to the product of (x) 2,000 shares multiplied by (y) $1.81 per share ($8.75 — $6.94 = $1.81), or an amount equal to $3,620, subject to applicable tax withholding.
Unvested Stock Options
Stock Options that are not vested as of the Closing Date (“Unvested Stock Options”) will be canceled on the Closing Date. However, to the extent you have Unvested Stock Options as of the Closing Date, you will receive a cash payment on each date (a “Vesting Date”) on which all or part of your Unvested Stock Options would have vested under the terms of the relevant Stock Option agreement. The amount of the cash payment you will receive as of each Vesting Date will be equal to the product of (x) the number of shares of Mediacom common stock covered by the Stock Options that would have vested on that date multiplied by (y) the excess of $8.75 over the exercise price per share of such Stock Options, subject to applicable tax withholding.
To illustrate: Assume at the Closing Date you held Unvested Stock Options that were exercisable into 1,500 shares of common stock at an exercise price of $6.94 per share in three equal installments beginning on February 15, 2012 (i.e., 500 shares vest on each of February 15, 2012, 2013 and 2014). You would receive promptly after each respective Vesting Date a cash payment equal to the product of (x) 500 shares multiplied by (y) $1.81 per share ($8.75 — $6.94 = $1.81), or an amount equal to $905, subject to applicable tax withholding.
Cash payments for Unvested Stock Options are subject to the terms of the agreement underlying such canceled Stock Options, including employment with the Company on the Vesting Date.
What happens to unvested RSUs on the Closing Date of the Merger?
RSUs that are not vested as of the Closing Date (“Unvested RSUs”) will be canceled on the Closing Date. However, to the extent you have RSUs as of the Closing Date, you will receive a cash payment on each Vesting Date on which all or part of your Unvested RSUs would have vested under the terms of the relevant RSU agreement. The amount of the cash payment you will receive as of each Vesting Date will be equal to the product of (x) the number of shares of Mediacom common stock covered by the RSUs that would have vested on that date multiplied by (y) $8.75, subject to applicable tax withholding.
To illustrate: Assume at the Closing Date, you held Unvested RSUs representing the right to receive 600 shares of common stock in three equal installments beginning on February 15, 2012 (i.e., 200 shares vest on each of February 15, 2012, 2013 and 2014). You would receive promptly after each respective Vesting Date a cash payment equal to the product of (x) 200 shares multiplied by (y) $8.75 per share, or an amount equal to $1,750, subject to applicable tax withholding.
Cash payments for Unvested RSUs are subject to the terms of the agreement underlying such canceled RSUs, including employment with the Company on the Vesting Date.

Note: This memorandum is a summary of certain provisions of the merger agreement and your right to receive any cash payments for your Stock Options and RSUs will be governed by the terms of the merger agreement and the agreements underlying such Stock Options and RSUs.
Note: In general, the receipt of cash in exchange for Stock Options and RSUs will be treated as taxable compensation, subject to applicable tax withholding. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.
Should you have questions concerning the general treatment of Stock Options and RSUs in accordance with the terms of the merger agreement, please do not hesitate to contact me at 845-695-2721 or jmichulski@mediacomcc.com. We are not, however, able to give you personal financial or tax advice, and we urge you to consult your own financial and tax advisors.
This memorandum is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Mediacom Communications, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (SEC) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Mediacom Communications.
“Safe Harbor” Statement under the Private Securities Litigation and Reform Act of 1995:
This memorandum includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to any proposed transaction, general economic conditions, and other factors that may be identified in filings made with the SEC by Mediacom Communications or Mr. Commisso.

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